PRELIMINARY COPY - SUBJECT TO COMPLETION - DATED
                               SEPTEMBER 10, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION


    Consent Revocation Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. 2)


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Consent Revocation Statement

[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Consent Revocation Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                           ELITE PHARMACEUTICALS, INC.
                           ---------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                                       ---

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

                                       N/A

    (2) Aggregate number of securities to which transaction applies:

                                       N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                       N/A

    (4) Proposed maximum aggregate value of transaction:

                                       N/A

    (5) Total fee paid:

                                       N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    (1) Amount Previously Paid:

                                       N/A

    (2) Form, Schedule or Registration Statement No.:

                                       N/A

    (3) Filing Party:

                                       N/A

    (4) Date Filed:

                                       N/A

                       [ELITE PHARMACEUTICALS LETTERHEAD]

Dear Fellow Stockholder:


         As your Board of Directors reported to you in my letter of August 29, 2002, Harris Freedman, Bridge Ventures, Inc., Bridge Ventures, Inc. Employee Pension Plan, SMACS Holding Corp., Sharon Will, Saggi Capital Corp., Saggi Capital Corp. Money Purchase Plan, Saggi Capital Corp. Profit Sharing Plan, and Michael H. Freedman (all of them affiliated with Harris Freedman and/or Sharon Will, together referred to in this letter as the "Freedman Group") are seeking to gain control of your Company by removing three of the current members of your Board of Directors, without cause, all of whom are independent directors, and replacing them with their own hand-picked nominees - themselves. The Freedman Group refers to itself as the "Elite Value Committee"; however, the Freedman Group is not affiliated with the Company other than through its members' ownership of some of the Company's securities. We believe that the motives and objectives of the Freedman Group are questionable and self-serving and are not in the best interests of the Company and its other stockholders.


         Your current Board of Directors and management are committed to enhancing stockholder value for all stockholders. We continue to implement the Company's strategic plan and have been taking steps to continue to improve the Company's performance.

         For all of the reasons discussed in the materials included with this letter, we strongly urge you to REJECT the solicitation made by the Freedman Group and NOT sign any WHITE consent card they send you. Each member of the Board of Directors who is a stockholder of the Company is rejecting the Freedman Group's proposals.

         In order to REJECT the Freedman Group's proposals, the Board unanimously recommends that you sign, date and mail the enclosed BLUE Consent Revocation Card today. Even if you have previously signed the Freedman Group's WHITE consent card, you have every right to REVOKE YOUR CONSENT by voting the BLUE Consent Revocation Card.

         In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark.

         Also enclosed for your information is a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

         Thank you for your continued interest and support in your company.

                                    Very truly yours,

                                    Atul M. Mehta, Ph.D

                                    President and Chief Executive Officer for
                                    The Board of Directors

                          CONSENT REVOCATION STATEMENT
                       BY THE BOARD OF DIRECTORS OF ELITE
                   PHARMACEUTICALS, INC. IN OPPOSITION TO THE
                  SOLICITATION OF CONSENTS BY HARRIS FREEDMAN,
       BRIDGE VENTURES, INC., BRIDGE VENTURES, INC. EMPLOYEE PENSION PLAN,
   SMACS HOLDING CORP., SHARON WILL, SAGGI CAPITAL CORP., SAGGI CAPITAL CORP.
          MONEY PURCHASE PLAN, SAGGI CAPITAL CORP. PROFIT SHARING PLAN
                             AND MICHAEL H. FREEDMAN

This Consent Revocation Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors of Elite Pharmaceuticals, Inc., a Delaware corporation ("Elite", the "Company", "we" or "us"), to the holders of the outstanding shares of Elite's common stock in opposition to the solicitation by Harris Freedman ("Freedman"), Bridge Ventures, Inc., Bridge Ventures, Inc. Employee Pension Plan, SMACS Holding Corp., Sharon Will ("Will"), Saggi Capital Corp., Saggi Capital Corp. Money Purchase Plan, Saggi Capital Corp. Profit Sharing Plan and Michael H. Freedman ("Michael Freedman" and, with Freedman, Will and each of the other entities in the foregoing list, the "Freedman Group").

The Freedman Group is soliciting consents in favor of two separate proposals (collectively, the "Freedman Group's Proposals"), which are designed to effect the replacement of three of your four duly elected directors (and all of the independent directors of the Company) with their slate of nominees. We are asking you to oppose the Freedman Group's Proposals because we believe that:

o    the Freedman Group is self-interested.

o Elite is at a critical juncture and any change in our management could substantially jeopardize our future growth and success.

o the Freedman Group did not communicate any strategic plan for improving the performance or prospects of your company in its few proposals for change.

o the Freedman Group has no relevant past business experience in the pharmaceutical industry or our core business of developing oral controlled release pharmaceutical products.

o the Company's current Board, whom you elected, and management are in the best position to evaluate the strategic alternatives available to Elite and to decide on the courses of action that are in the best interests of all of the Company's stockholders.

o the Freedman Group does not have the necessary integrity to lead the Company based on publicly available information obtained by Elite.

We unanimously oppose the consent solicitation by the Freedman Group and urge you NOT TO SIGN the WHITE consent card that they sent to you.

Even if you previously signed and returned the WHITE consent card, you have every right to revoke your consent. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card today in the postage-paid envelope provided. Your prompt action is very important.

In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark.

If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson Shareholder Communications Inc. in the postage-prepaid envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent

Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your revocation is completed, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders beginning on or about September [__] , 2002.

If you have any questions or need assistance in voting your shares, please contact the firm assisting the Company in this solicitation of consent revocations:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                            New York, New York 10004
                    Stockholders call toll free: 866-297-1267
                       Banks & Brokers call: 212-440-9800
                            Fax number: 212-440-9009

                    QUESTIONS AND ANSWERS ABOUT THIS REQUEST
                             FOR CONSENT REVOCATION

Q:       WHO IS MAKING THE REQUEST FOR REVOCATION?

A: This Request is being made by your duly elected Board of Directors, including all of the independent directors.

Q:       WHAT ARE WE ASKING YOU TO DO?

A: We are asking you to oppose the solicitation made by Harris Freedman, Bridge Ventures, Inc., Bridge Ventures, Inc. Employee Pension Plan, SMACS Holding Corp., Sharon Will, Saggi Capital Corp., Saggi Capital Corp. Money Purchase Plan, Saggi Capital Corp. Profit Sharing Plan, and Michael H. Freedman, all of whom are affiliated with Harris Freedman and/or Sharon Will. They are seeking to gain control of your Board by replacing three of your four duly elected directors (and all of the independent directors) with their slate of hand-picked nominees - themselves. To oppose them, you can withhold your consent from their proposals, or, if you have already given your consent, you can revoke it.

                  The Members of the Board of Directors who are stockholders of the Company have advised the Company that they intend to reject the Freedman Group's proposals.

Q:       WHY ARE WE ASKING YOU TO REVOKE YOUR CONSENT?

A: We are asking you to oppose the Freedman Group's Proposals because we believe that the collective knowledge and experience of your current Board and management put us in the best position to operate Elite's business and to evaluate its strategic alternatives. We are committed to enhancing stockholder value for all of Elite's stockholders.

                  We believe that the Freedman Group, is attempting to take control of your Company in order to cause the Company to extend the term of the Company's Class A Warrants that expire on November 30, 2002. The Freedman Group has expressly stated in its solicitation materials that it will extend the term of the warrants, which will expire on November 30, 2002. We have estimated, after speaking with our accountants, that the Company will incur more than $1,000,000 of compensation expense in fiscal year 2003 if the term of the warrants were extended. According to the Freedman Group's Schedule 13D/A filed with the SEC on August 26, 2002, the Freedman Group collectively holds 185,250 of the warrants which will expire on November 30, 2002, or more than 11% of the warrants that will expire on that date, in addition to 574,220 shares of our common stock (5.9% of the total outstanding shares of stock on August 5, 2002). The Freedman Group seeks to justify the extension by claiming that the Company would obtain additional capital when the warrants are exercised. However, the exercise price of the warrants exceeds the trading price of our common stock, making the exercise of the warrants unlikely. In addition the Company believes it has adequate cash to meet its current and anticipated needs. We believe that if additional capital is needed that the Company could raise it from the capital markets without incurring the more than $1 million expense.

                  In addition, while current management has developed and executed a strategic plan to advance the Company towards success, the Freedman Group has expressed no strategic plan for improving stockholder value or improving the Company's performance.

                  Instead, it makes general statements about the need to hire a CFO and COO, to retain an investment bank, to enter into more license and joint venture arrangements and to extend the term of the warrants. These proposals are general and unrelated to the Company's core business of developing oral controlled release pharmaceutical products. We believe that they do not provide any relevant suggestions for improving Elite's performance because none of their proposals addresses the Company's operations or products or manner in which the Company is operated.

                  Moreover, we do not believe that the Freedman Group has the integrity to serve on our board of directors. Harris Freedman was barred by the SEC from associating with a registered broker-dealer because of securities fraud, and in 1967, Harris Freedman pleaded guilty to criminal securities fraud.

Q:       WHO ARE THE FREEDMAN GROUP'S NOMINEES?

A: The Freedman Group's nominees are Harris Freedman, Sharon Will and Michael H. Freedman (the son of Harris Freedman), none of whom are currently affiliated with Elite and none of whom to our knowledge has had any relevant experience in Elite's core business of developing oral controlled release pharmaceutical products. While companies affiliated with Harris Freedman and Sharon Will performed consulting services for the Company in the past, those services related to marketing and management consulting in the case of Harris Freedman and investor relations in the case of Sharon Will. Neither Mr. Freedman nor Ms. Will has been involved in any way with the actual operations of the Company. We believe that as a small company in the pharmaceutical industry we need a board of directors who have broad pharmaceutical industry experience and who are well regarded in that industry in order to demonstrate the Company's expertise and to have access to strategic partners and customers.

                  The consulting services performed by the entities affiliated with Harris Freedman and Sharon Will were discontinued in December 2001 and June 2002, respectively, by the Company because of unprofessional, and ineffective assistance and poor performance, and a belief by the Company that Mr. Freedman and Ms. Will were more concerned about the performance of the Company's stock than the growth and development of the Company's business.


                  The Company retained the entities affiliated with Harris Freedman and Sharon Will to provide the respective consulting services at a time when the Company was first beginning its operations. Harris Freedman was the controlling stockholder of the public shell into which the Company merged and Sharon Will was his business partner. They were eager to help the Company with its growth. Even though these entities did not have experience with pharmaceutical companies, we did not believe that the experience was a pre-requisite, provided the services were performed in a professional, effective manner.


                  In addition, the Freedman Group's materials do not indicate that any of the Freedman Group's nominees has served on the board of directors of any public company.

                  The one current Elite director who the Freedman Group is not seeking to replace, Dr. Atul M. Mehta, has not consented to serving on a Board comprised of the Freedman Group's nominees. The Company's future success is substantially dependent on Dr. Mehta's remaining an officer and director of the Company. As discussed below under "Employment Agreement", Dr. Mehta will have the right to terminate his employment if the consent solicitation is successful. At this time, Dr. Mehta has not yet decided whether he will continue with the Company if the Freedman Group is successful in its consent solicitation.

Q:       WHO CAN WITHHOLD OR REVOKE THEIR CONSENT?

A: If you already sent in a WHITE consent card, you can send in a BLUE Consent Revocation Card to revoke your consent to one or more of the Freedman Group's Proposals. If you owned Elite shares on August 5, 2002, you have the right to send in a BLUE Consent Revocation Card.

Q: HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE FREEDMAN GROUP'S PROPOSALS TO IMPLEMENT THEM?

A: The Freedman Group must receive consents from stockholders who hold a majority of Elite's outstanding shares for their Proposals to be adopted. As of August 5, 2002, Elite had 9,728,116 shares of common stock outstanding. Each share is entitled to one vote. Therefore, the affirmative vote of at least 4,864,059 shares is necessary to effect the Freedman Group's Proposals. Abstentions, failures to vote and broker non-votes will have the same effect as a "no" vote.

Q:       WHAT SHOULD YOU DO TO REVOKE YOUR CONSENT?

A: If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson Shareholder Communications Inc. in the postage-prepaid envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your revocation is completed, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

Q:       WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE CONSENT REVOCATION?

A: Please call Georgeson Shareholder Communications Inc., toll free at 866-297-1267; Banks & Brokers please call:
                  212-440-9800. You may also fax Georgeson at 212-440-9009.

             OUR REASONS FOR OPPOSING THE FREEDMAN GROUP'S PROPOSALS
                    AND RECOMMENDING THAT YOU OPPOSE THEM TOO

The Freedman Group's Proposals are designed to enable the Freedman Group to take control of your Elite Board. We believe that the Freedman Group's consent solicitation is a self-interested attempt to extend the expiration of Elite's Class A Warrants that expire on November 30, 2002 and to take control of Elite without presenting any strategic plan for increasing stockholder value or improving Elite's performance. According to the Freedman Group's solicitation materials, the Freedman Group holds 185,250 of the warrants which will expire on November 30, 2002.

Elite's Board of Directors strongly believes that the arguments set forth by the Freedman Group are seriously flawed and misinformed. The Members of the Board of Directors who are stockholders of the Company have advised the Company that they intend to reject the Freedman Group's proposals.

The Board of Directors of the Company unanimously believes that the Freedman Group's Proposals are not in the best interests of the Company's stockholders and urges stockholders to reject them. YOUR BOARD OF DIRECTORS REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED BLUE CONSENT REVOCATION CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD SOLICITED BY THE FREEDMAN GROUP.

Your Board of Directors is, and has always been, committed to increasing stockholder value for all stockholders. We have implemented several long-term, strategic initiatives to enhance stockholder value. See "THE COMPANY". For example, we:


o expanded our product portfolio to include over 15 branded and generic oral drug delivery products, some of which are being developed with our partners.


o    focused greater attention and resources on branded delivery products.

o interviewed individuals to assist the Company with business development opportunities to augment the assistance provided on a regular basis by the Members of the Board of Directors in this area.

As your duly elected Board of Directors, it is our duty to identify for you our deep and serious concerns about the Freedman Group. We will describe these concerns in greater detail later in this document; however, we have highlighted a number of these below:

o One of the stated principal purposes of the Freedman Group for soliciting the consents is to extend the expiration date of Elite's Class A Warrants that expire on November 30, 2002. According to the Freedman Group's solicitation materials, the Freedman Group holds 185,250 of the warrants which will expire on November 30, 2002. We estimate, after speaking with our accountants, that the Company would be required to incur a compensation expense of more than $1 million in fiscal year 2003 if the warrants were extended as proposed by the Freedman Group without any benefit to the Company from the extension. The Freedman Group seeks to justify the extension by claiming that the Company would obtain additional capital when the warrants are exercised. However, the exercise price of the warrants exceeds the trading price of our common stock, making the exercise of the warrants unlikely. In addition the Company believes it has adequate cash to meet its current and anticipated needs. We believe that if additional capital is needed that the Company could raise it from the capital markets without incurring the more than $1 million expense.

o To our knowledge, Harris Freedman, Sharon Will and Michael H. Freedman have no relevant experience in Elite's core businesses of developing oral controlled release pharmaceutical products or in negotiating the terms of licenses or collaborations in the pharmaceutical industry. The Freedman Group's solicitation materials make no reference to any of their nominees having any experience in the pharmaceutical industry.

o Harris Freedman has previously violated the Federal securities laws in his dealings with other public companies.

o The Freedman Group has no strategic plan for improving stockholder value or improving the Company's performance. Instead, it makes general statements about the need to hire a CFO and COO, to retain an investment bank, to enter into more license and joint venture arrangements and to extend the term of the warrants. These proposals are general and unrelated to the Company's core business of developing oral controlled release pharmaceutical products and we believe do not provide any specific business or operations suggestions for improving Elite's performance because none of their proposals addresses the Company's operations or manner in which the Company is operated.

In addition, the Freedman Group's Proposals could end up costing you money for the following reasons:

The extension of the term of the Class A Warrants as desired by the Freedman Group would require the Company to incur compensation expense in excess of $1 million in fiscal year 2003.

The Freedman Group wants to hire at direct expense to the Company a full-time Chief Financial Officer and a Chief Operating Officer of the Company, yet they articulate no rationale for those hires other than public companies should have those officers. In fact, the Company already has a Chief Financial Officer (Mark
I. Gittelman, who serves in that capacity on a part-time basis) and a director of operations, both of whom fully meet all of the Company's needs with regard to finances and operations given the Company's current level of operations. The Company's auditors have never commented to the Company's management that the Company's finance personnel are not capable of meeting all of the Company's accounting and control needs. In the event that the Company concludes that it requires a full time chief financial officer or other operations personnel, it will seek to add those additional personnel to its management team. In addition to relying on its existing personnel, the Company relies on the members of its Board of Directors for strategic and operational assistance. The members of the Board of Directors frequently participate in the negotiation of transactions on the Company's behalf and bring with them many years of experience in licensing and marketing pharmaceutical products, FDA regulatory and compliance experience, and investment banking experience for bio-tech companies. According to the Freedman Group's filings, the Freedman Group's nominees for director do not have any similar experience.

If the Freedman Group is successful, their solicitation materials indicate that they will seek to have the Company reimburse them for their solicitation expenses, which their materials estimate will be $100,000.

The Company's chief executive officer, Dr. Atul M. Mehta, has a change in control provision in his employment agreement with the Company as discussed under the heading "Employment Agreement". The Board believed it was important to enter into this arrangement to provide security for Dr. Mehta so that he could focus on the various strategic initiatives to improve the Company's profitability and enhance stockholder value. Pursuant to the change in control arrangement, if the Freedman Group is successful in its solicitation, a "change in control" of the Company will have occurred, and Dr. Mehta will be entitled to terminate his employment and to receive "all accrued salary, incentive commissions, benefits, and any deferred compensation and all salary and commissions payable under Paragraph 4(b) through a period ending upon the later of (i) May 22, 2006 or (ii) the third anniversary of such termination." The salary portion of these payments will be due to Dr. Mehta in a lump sum. Paragraph 4(b) entitles Dr. Mehta to a bonus each year of 5% of the Company's net profit.

                                   THE COMPANY

Business Strategy

In an effort to increase value to the Company and its stockholders, we are now focusing on the development of branded delivery products (which require new drug applications ("NDA")). Our initial strategy was primarily to develop generic drug delivery products (which require abbreviated new drug applications ("ANDA")). The reasons for implementing this refined strategy are as follows:

o the period of exclusivity for branded products is 3 years versus 6 months for generic drugs.

o branded development allows us to enter into collaborations with other pharmaceutical companies thereby allowing us to share the cost of the development of new products with our partners and to share the burden of providing resources with our partners in order to better bring the products to market.

o branded development presents an opportunity to license products to drug companies earlier, which could result in cash flow before the eventual filing with the Food and Drug Administration ("FDA") and approval of products.

o    the competition in the generic drug industry continues to increase.

o increased litigation with large branded drug marketers is delaying the release of some generic drug products.

We intend to license the marketing rights of our generic products to larger generic companies for sales, distribution and marketing, while retaining manufacturing rights and royalties and/or profit sharing for those products. We plan to license our branded products at an early stage, while retaining the manufacturing rights. This strategy will allow us to pursue NDA filings, which requires larger resources. We intend to continue to collaborate in the development of five products with our current partners. We also plan to seek additional collaborations to develop more products and have had discussions with a number of potential parties in this area.

Our revised business strategy enables us to reduce our risk by

o diversifying our product portfolio to include both branded and generic products in various therapeutic categories.

o building collaborations and establishing licensing agreements with companies with greater resources thereby allowing us to share costs of development and to improve cash-flow.

In addition to retargeting our goals and reviewing how our resources are expended, we have taken the following steps to better position the Company for success:

o we are interviewing candidates to join the Company's management as the head of business development.

o we are in the initial stages of negotiating the acquisition of a pharmaceutical plant, that would entail the manufacture by Elite of several existing products with established cash flow. The negotiations for this acquisition are in the initial stages and there can be no assurance that the Company will be able to reach acceptable terms to complete this acquisition.

Collaborations

Our joint development and operating agreement with Elan Pharmaceuticals consists of developing three pain and neurology products using the drug delivery technologies and expertise of both companies. Our first product has successfully completed Phase I study and the second product is anticipated to enter Phase I testing this year. The third product formulation development also began in the past quarter. We have received revenue from the products being developed with Elan and believe that additional revenue will be realized from this collaboration.

In June 2001, we established two separate development and licensing agreements with a U.S pharmaceutical company to develop two products in exchange for development fees, certain payments, royalties, and manufacturing rights. To date Elite has recognized revenue of over $500,000 in development fees from these arrangements.

Intellectual Property


To date, we have been issued three patents in the United States in connection with a controlled-release formulation of nifedipine, controlled released nifedipine formulations and for pulsed-released delivery systems for methylphenidate, the compound sold under the Ritalin(C) brand. The patents for nifedipine demonstrate our ability to develop patentable products in the $1 billion control release market and have helped improve our credibility in this area. The methylphenidate patent demonstrated our ability to develop a pulse release formulation for a major product. The patent for pulsed-released delivery systems for methylphenidate was assigned to Celgene Corporation and was subsequently licensed to Novartis. We received a development fee from Celgene in connection with this patent and obtained a license to use this patent for applications other than methylphenidate and continue to develop other applications based on this technology. As with our patents for nifedipine, this technology further demonstrates our ability to develop marketable products and has helped us in beginning discussions with other potential strategic partners.


We have filed two more patent applications and the Company intends to file additional patent applications in the future; however, there can be no assurance that any of these or any future patents will be granted. Controlled drug delivery of a pharmaceutical compound offers a safer and more effective means of administering drugs through releasing a drug into the bloodstream or delivering it to a certain site in the body at predetermined rates or predetermined times. Its goal is to provide more effective drug therapy while reducing or eliminating many of the side effects associated with conventional drug therapy and/or to reduce the frequency of administration.

Financial Performance


Our revenues for the year ended March 31, 2002 were $1.2 million, compared to $0.1 million for the fiscal year ended March 31, 2001. The increase in revenue resulted primarily from product development fees from collaborations with a US pharmaceutical company to develop two products as well as from the development of products for our joint venture with Elan. Our cash position of approximately $6.5 million continues to be strong. Our net cash used in operating activities in the fiscal year ended March 31, 2002 was approximately $1.5 million. We believe that our existing cash-on-hand will provide us with sufficient resources to allow us to implement our business strategy, although no assurances can be given that we will have sufficient resources to complete our business plan without needing additional capital. Our audited financial statements for the fiscal year ended March 31, 2002 are included in our Annual Report on Form 10-K which is available without charge to each person solicited, upon the written request of any such person. Such request should be directed to Mark I. Gittelman, Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, New Jersey 07647.


The Outlook for Elite

Our policy has been to refrain from making public announcements of preliminary results or contemplated agreements. The strategy has also been to avoid large cash transactions that entail sacrifices in Elite's long-term interests.

With our broad technology pipeline, expanded research and development activities, FDA and DEA registered facility, and alliances with large pharmaceutical companies, we believe the Company is strategically positioned for accelerated growth. In preparation for this growth, we have expanded our staff to allow for greater resources to be devoted to research and development activities.

Elite's Development of Products


We have expanded our product portfolio to include over 15 branded and generic oral drug delivery products, some of which are being developed with our partners as described above under the heading "Collaborations". These products include:

o Products being developed in our joint venture with Elan, as well as other products being developed under contract with a third party.


o Additional products are being developed solely by Elite for treatment of the following conditions: cardiovascular, arthritis, diabetes, infection and central nervous system disorders. There can be no assurances that any of the Company's products will receive approval from the FDA or other governmental authorities.

Among the products in our current proprietary pipeline, several have completed Phase I bioavailability studies, some of which are being scaled up for pivotal studies. Others are in the formulation development phase.

                               THE FREEDMAN GROUP

The Freedman Group's Self-Interested Agenda

On July 14, 1998 and September 20, 1999, the Company issued Class A Warrants covering 250,000 shares of common stock in the aggregate to Bridge Ventures, Inc. ("Bridge"), an entity controlled by Harris Freedman, and on December 17, 1998 and September 20, 1999, the Company issued Class A Warrants covering 100,000 shares of common stock in the aggregate to Saggi Capital Corp. ("Saggi"), an entity controlled by Sharon Will. The exercise price of the Class A Warrants issued to each of Bridge and Saggi is $6.00 per share. The warrants were issued in connection with consulting services performed for the Company by Bridge and Saggi, entities controlled by Harris Freedman and Sharon Will, respectively. The Class A Warrants issued to Bridge and Saggi expire on November 30, 2002.

Beginning in or about June 2002, Harris Freedman and Sharon Will, on behalf of Bridge and Saggi, began urging Dr. Atul M. Mehta, Elite's President and Chairman of the Board, to extend the term of the Class A Warrants, which were due to expire in November 2002. Freedman and Will pressured the Company to extend the warrants immediately, and made statements to the effect that the Company's stock price would be greatly depressed by unspecified actions that the Freedman Group would take if the warrants were not extended. However, the Company was not certain what actions the Freedman Group intended to take.

Elite investigated whether extending the term of the warrants would have any adverse effect on the Company. The Company's independent accountants, Miller, Ellin & Co., LLP, reviewed with the Company the calculation of the more than $1 million compensation expense which would be incurred in fiscal year 2003 if the expiration of the warrants were extended as requested by the Freedman Group. The Company solicited a second opinion from KPMG, which concurred that the charge would be more than $1 million. The Board also consulted with its counsel, James, McElroy & Diehl, P.A., about the Freedman Group's demand and the Company's obligation, if any, to extend the term of the warrants. The Board of Directors considered the information received from its accountants and other advisors and concluded on July 18, 2002 that it was not in the best interests of the Company or its stockholders to extend the expiration date of the Class A Warrants.

While the Board considered Freedman and Wills' request to extend the term of the warrants, they began exerting greater pressure on the Company. On the day of the July 18 Board meeting, Freedman filed a Schedule 13-D with the SEC, stating that as a result of the Company's "recent performance" he intended to take unspecified actions to "enhance shareholder value". Freedman sent copies of the filing to the Board of Directors by fax prior to the meeting.

The Board took into consideration the following factors after speaking with its accountants and attorneys:

o The warrantholders had no expectation when they acquired the Class A Warrants that they would be extended.

o The Class A Warrants are registered, and they were in the money for many months. As such, the holders had adequate time to exercise or trade out of their position.


o The Company would incur compensation expense of more than $1,000,000 in fiscal year 2003. The Board believed that the added expense would have a negative impact on the trading value of the Company's stock, thereby harming the other stockholders.

o The extension would benefit the warrantholders by increasing the value of the warrants without any guarantee that the warrants would ever be exercised.

o The extension of the Class A Warrants would not guarantee that the issue of the expiration date would not arise again when a new expiration date approached.

o the Board believed that the Company had no obligation to extend the term of the warrants and that the extension might be inconsistent with the fiduciary duties of the Board of Directors.

o The possible capital inflow that may arise from the exercise of the Class A Warrant is not guaranteed and would almost certainly be at the end of the extended term, if at all. Further, the Company had (and has) adequate cash to meet its current and anticipated needs and believes that it could raise additional capital from the capital markets if the need arises.

On July 24, 2002, Elite filed a Current Report on Form 8-K confirming that it was not extending the expiration date of the Class A Warrants.


The Board scheduled the Company's annual meeting of stockholders for October 31, 2002. The Company had no plans to postpone that meeting prior to the Freedman Group's solicitation, nor has the Company in the past postponed its annual meeting of stockholders. Because of the timing of the Freedman Group's solicitation, the Company may need to postpone its 2002 annual meeting in order to avoid confusion. The Company believes that distributing proxy materials for the annual meeting and soliciting votes for the Company's slate of directors while the consent solicitation is continuing would unnecessarily confuse stockholders. The Company believes that the Freedman Group elected to pursue the consent solicitation because the expiration date of the Class A Warrants might pass before the Freedman Group gained control of the Board and extended the expiration date. In addition, the Freedman Group claims that its consent solicitation might be the last opportunity to change the composition of Elite's Board. Again, the Company questions the Freedman Group's logic because the Board must stand for election every year.


The Freedman Group's Nominees

The Freedman Group's nominees for the Board are Harris Freedman, Sharon Will and Michael H. Freedman. Their lack of knowledge about Elite's core businesses is apparent.

According to information provided by the Freedman Group, Harris Freedman is a business consultant, but the Freedman Group did not disclose the businesses or industries to which he has consulted.

According to information provided by the Freedman Group, Sharon Will is involved in investor relations services, but the Freedman Group did not disclose the businesses or industries to which she provides services or how those services qualify her to be a director of the Company.

According to information provided by the Freedman Group, Michael H. Freedman is a corporate lawyer with no relevant industry experience and is the son of Harris Freedman.

The information provided by the Freedman Group makes no reference to any of Harris Freedman, Sharon Will or Michael H. Freedman having served on a board of directors of a public company nor having any experience in developing, licensing, manufacturing or marketing pharmaceutical products or obtaining FDA approval with regard to any of such products.

By contrast to the Freedman Group's nominees, your existing Board of Directors has significant experience both in the pharmaceutical industry and in the investment community. Our current board members actively participate in the strategic management of the Company. A loss of the board members will mean losing valuable pharmaceutical industry experience and hands-on involvement. In addition, the one current Elite director who the Freedman Group is not seeking to replace, Dr. Atul M. Mehta, has not consented to serving on a Board comprised of the Freedman Group's nominees. The Company is highly dependent on Dr. Mehta's research and formulation abilities as well as his ability to develop products attractive to the market. Elite's success depends a great deal on Dr. Mehta's ability to interact with the Board. At this time, Dr. Mehta has not yet decided whether he will continue with the Company if the Freedman Group is successful in its consent solicitation. Pursuant to his employment agreement, if the

Freedman Group is successful in its solicitation, a "change in control" of the Company will have occurred, and Dr. Mehta will be entitled to terminate his employment. See "Employment Agreement".

The Freedman Group Does Not Understand Elite or Its Business

The Freedman Group criticizes the Company for not filing any Treatment IND, ANDA or NDA with the FDA since 1997. That criticism reveals their unfamiliarity with the pharmaceutical industry. Some of the products the Company is developing do not require investigative new drug applications before initiating Phase I studies. Moreover, the lack of filings bears no relationship to the development of new products, and the Company intends to file directly or through partners/licensees/collaborators the necessary applications for its products.


The Freedman Group's solicitation materials also cite Elite's failure to enter into any new license or joint venture agreements as a justification for replacing three of the members of the Board of Directors. Contrary to the Freedman Group's assertions, the Company entered into several development or joint venture agreements and is currently evaluating other possible ones. One of those joint ventures is with Elan Corporation as described in the section titled "Collaborations". We have acted conservatively in entering into any new joint venture or licensing agreements, to maximize the value to the Company and its stockholders of the products that are under development. Moving too quickly to enter into those agreements could compromise the Company's ability to recover its research and development costs or to make a profit on those products.


While it is easy for the Freedman Group to criticize that which it does not know or understand, the cost of acting without the requisite knowledge can be severe. We believe that without having management and a Board that is familiar with FDA requirements, has sound knowledge of the pharmaceutical industry and possess solid reputations in the industry, the Company will be at a significant competitive disadvantage.

The Freedman Group Has No Real Plans For The Company

The Freedman Group is asking you to support their slate of nominees for the Board of Directors without having offered you a comprehensive, industry-specific business plan. They are asking for your support without telling you how they plan to increase stockholder value. Their attempt at a business plan appears to call for hiring two new executives, retaining an investment banker and extending the term of the Class A Warrants. Nowhere do they explain how they would operate the Company differently or improve the Company's performance or develop new or different products. It is possible that they are not providing any of this detail because they have not yet undertaken this analysis, or because they cannot undertake the analysis since they do not know or understand our industry or our Company.

Our business strategies include tangible, ongoing changes and initiatives that have been explained to stockholders over the last year and are beginning to bear positive results. You can see the successful results of our business plan by the performance of the Company. We believe that evidence of our improved performance can be seen from:


o the increase in our revenues by $1.1 million from the fiscal year ended March 31, 2001 to the fiscal year ended March 31, 2002. The increase resulted primarily from product development fees and our joint venture with Elan.


o two new patents have been granted to the Company which improved our visibility within our industry and our reputation. We also filed two additional patent applications.

o    our product portfolio has expanded from 9 to 15 products.

We believe that our strategic, industry-specific business plan has begun to yield positive results, while the Freedman Group has yet to show you any real plan at all.

Elite's Stock and Warrant Price


One of the accusations made by the Freedman Group is that the current Board of Directors has caused the decline in the stock price of Elite. The price of Elite stock has declined over the past months along with the vast majority of publicly traded stocks over that period. The bio-tech industry has been particularly hard hit. Yet, Elite has performed better than the Nasdaq Composite Index and the Nasdaq Biotech Index and roughly equivalent to the Amex Biotech Index. For comparison purposes, in the past two years, the Nasdaq Composite Index declined by nearly 70%, the Nasdaq Biotech Index has declined by more than 64%, and the Amex Biotech Index has declined by approximately 55% while the Company's stock price also declined by only approximately 55% in this period. We believe that a comparison of the performance of our stock to these indices for the past 2 years gives a fair comparison because the Company has only been listed on the American Stock Exchange since February 2000.




The Freedman Group also draws attention to the fact that the price of the Class A Warrants has declined, making the inference that this decline is also due to mismanagement of the Company. At the time the Class A Warrants at issue in this solicitation were issued, they had an expiration date of November 30, 2002. This has not changed. Under the Black-Scholes option pricing model, the fair market value of a warrant declines as its expiration date approaches. The warrants will have no value upon their expiration.

What the Freedman Group Didn't Tell You

According to publicly available information obtained by the Company,

o in 1967 Harris Freedman pleaded guilty to criminal charges that he conspired to violate the anti-fraud provisions of the Securities Act of 1933, as amended (the "Securities Act"), and that he directly violated the anti-fraud provisions of the Securities Act by intentionally misleading investors.

o the Securities and Exchange Commission barred Harris Freedman from associating with a registered broker-dealer for willfully violating the anti-fraud provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and revoked the registration of a brokerage firm of which Mr. Freedman was president as a result of its finding that Mr. Freedman intentionally misled investors.

o Finally, in 1999, Harris Freedman and Ms. Will, who is a member of Mr. Freedman's group, were named as defendants in a lawsuit filed in the United States District Court for the District of New Jersey alleging, among other things, that Mr. Freedman and Ms. Will manipulated the trading price of a public company for their own benefit. This lawsuit was settled with the payment to the plaintiffs of $750,000 and the issuance to the plaintiffs of 324,486 shares of Amplidyne Inc. stock. The publicly announced terms of the settlement do not indicate which defendants paid the settlement amounts and do not contain admissions of any wrong-doing.

              THE ROUTE THE FREEDMAN GROUP CHOSE TO ATTEMPT TO TAKE
               CONTROL OF YOUR BOARD OF DIRECTORS WILL NOT RESULT
                  IN THE PAYMENT TO YOU OF ANY CONTROL PREMIUM

People who seek control of a company usually either make a proposal to the board of directors to buy the company, or, if the board refuses their proposal, they commence a tender offer for the outstanding shares. In either case, a person trying to obtain control of a company this way usually offers a control or sales premium to the stockholders, that is, they pay more than market value for the shares. That excess price is called a control premium.

In contrast, control premiums generally are not paid when a change in management has occurred as a result of a consent solicitation. By starting a consent solicitation to replace Elite's Board of Directors, the Freedman Group has chosen to attempt to gain control of the Company using a method that, although legal, does not include the payment of a control premium (or anything at all) to stockholders.

Each of the Freedman Group's Proposals is designed to enable it to take control of the Board that YOU elected and which contains the independent directors by replacing a majority of the Board with their own hand-picked nominees - themselves. We believe that their consent solicitation is an attempt to pressure you without giving you the opportunity to consider all of Elite's strategic alternatives. We believe that this undue pressure created by the Freedman Group is not in the Company's or your best interests. The Freedman Group's Proposals are:

     (1) Removal of three present members of the Elite Board without cause, Donald S. Pearson, Harmon Aronson and Eric L. Sichel and any person or persons elected to the Elite Board to fill any vacancy arising since the last annual meeting of stockholders or any newly created directorships; and

     (2) Election of the Freedman Group's slate, Harris Freedman, Sharon Will and Michael H. Freedman, to the Board of Directors to fill the newly created vacancies on the Board, and to serve until their respective successors are duly elected and qualify.

For the reasons discussed above, we have determined that the Freedman Group's Proposals are not in the best interests of you or Elite. The above discussion of reasons and factors considered by us is not intended to be exhaustive, but does reflect the material information and factors we considered in our review and analysis of the Freedman Group's Proposals. In view of the variety of factors and the amount of information considered, we did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that you reject the Freedman Group's Proposals. Our determination was made after we considered all the factors taken as a whole. In addition, some of the members of our Board of Directors may have given differing weights to different factors. Throughout our deliberations regarding the Freedman Group's Proposals, we received advice from our counsel James, McElroy & Diehl, P.A. in connection with the Freedman Group's Proposals and the obligation of the Company, if any, to extend the term of the warrants and related matters, and from James, McElroy and Diehl, P.A. and Lowenstein Sandler PC with regard to the Freedman Group's solicitation and the Company's consent revocation solicitation. We also discussed with our accountants Miller, Ellin & Co. LLP about the potential accounting consequences to the Company of extending the term of the warrants.

WE UNANIMOUSLY OPPOSE THE FREEDMAN GROUP'S CONSENT SOLICITATION AND URGE YOU NOT TO SIGN THE WHITE CONSENT CARD THAT THEY SENT TO YOU.

Even if you previously signed and returned the WHITE consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. Your prompt action is very important. Please return the BLUE Consent Revocation Card today.

If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson Shareholder Communications Inc. in the postage-prepaid envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your revocation is completed, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

If you have any questions about giving your revocation of consent or require assistance, please call Georgeson, the firm assisting the Company in this request for revocations, at:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                            New York, New York 10004
                    Stockholders call toll free: 866-297-1267
                       Banks & Brokers call: 212-440-9800
                            Fax number: 212-440-9009

                               PENDING LITIGATION

On August 27, 2002, we commenced an action in the United States District Court for the District of New Jersey (the "Action") against (i) the individual members of the Freedman Group, (ii) additional individuals whose identities, we contend, the Freedman Group was required to disclose but who were not listed in any of the Freedman Group's SEC filings and (iii) other unnamed defendants who are acting in concert with the disclosed and undisclosed members of the Freedman Group (collectively, the "Defendants"). The complaint seeks injunctive relief against the Defendants on the basis that the Defendants violated the federal securities laws and the rules promulgated by the SEC thereunder by, among other things, filing a Schedule 13D more than ten days after the Defendants formed a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Act"), by failing to disclose all persons acting in concert with the Freedman Group and by acquiring additional shares of our stock during a period that is prohibited by the Act .

We also allege that the Defendants violated Section 14(a) of the Act by filing a false and misleading proxy solicitation which failed to identify all the participants of the Freedman Group's solicitation. The complaint also alleges that the Defendants are violating the SEC's proxy rules in conducting their consent solicitation by representing to Elite stockholders the outcome of the consent solicitation process. Elite contends that the Freedman Group has violated these stockholder-protection provisions of the federal securities laws in order to advance its efforts to take control of the Company.

On August 27, 2002, we applied to the Court for a temporary restraining order barring Defendants from any further contacts with Elite's stockholders, barring Defendants from any further violation of the federal securities laws, and compelling corrective disclosures to remedy the Section 13(d) and Section 14(a) violations. Our application is still pending.

                             OUTSTANDING ELITE STOCK

As of August 5, 2002, there were 9,728,116 shares of Elite common stock outstanding.

                              THE CONSENT PROCEDURE

Under Section 228 of the General Corporation Law of the State of Delaware ("DGCL"), unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders of a corporation may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consents are duly delivered to the corporation.

Thus, the unrevoked consent of the holders of not less than a majority of the shares of common stock outstanding and entitled to vote on the Record Date (as defined below) must be obtained within the time limits specified to adopt each of the Freedman Group's Proposals. Each share of common stock is entitled to one vote per share. Since consents are required from the holders of record of a majority of the outstanding shares of common stock in order for each of the Freedman Group's Proposals to be adopted, an abstention from voting on the Freedman Group's WHITE Consent Card or a broker non-vote will have the practical effect of a vote against such proposals.

In order to be effective, consents with respect to the Freedman Group's Proposals must be delivered within 60 days of the earliest dated consent with respect to the Freedman Group's Proposals delivered to the Company in the manner required by Delaware law. On August 5, 2002, a consent with respect to 2,000 shares of common stock executed by Harris Freedman and dated August 5, 2002 was delivered to the Company. Accordingly, the record date (the "Record Date") for stockholders entitled to consent is August 5, 2002 and assuming no earlier dated consents are delivered to the Company, the consents will not be effective unless the requisite number of unrevoked consents are delivered to the Company on or before October 4, 2002. As of the Record Date, there were 9,728,116 shares of common stock issued and outstanding.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE FREEDMAN GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO ANY FREEDMAN GROUP PROPOSAL, THE CARD WILL BE USED IN ACCORDANCE WITH THE BOARD RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSAL.

IF YOU ARE AGAINST THE FREEDMAN GROUP'S PROPOSALS AND HAVE NOT SIGNED A FREEDMAN GROUP CONSENT, YOU MAY SHOW YOUR OPPOSITION TO THE PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE CONSENT REVOCATION CARD. THIS WILL BETTER ENABLE THE COMPANY TO KEEP TRACK OF HOW MANY STOCKHOLDERS OPPOSE THE FREEDMAN GROUP'S PROPOSALS.

The Company has retained Georgeson Shareholder Communications, Inc. to assist in communicating with stockholders in connection with the Freedman Group's solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE consent revocation card or any other questions, Georgeson will be pleased to assist you. Stockholders may call Georgeson toll free at 866-297-1267 and Banks & Brokers may call Georgeson at 212-440-9800.

The Company has retained IVS Associates, Inc. ("IVS") to serve as inspector in the event that the Freedman Group delivers consents to the Company. In such event, IVS will tabulate the number of consents obtained by the Freedman Group and the number of revocations obtained by the Company at a cost of approximately $8,500, which will be borne by the Company.

The Company will issue a press release announcing the results of the solicitation promptly following the end of the solicitation period.

               STOCKHOLDERS ARE URGED TO DELIVER ALL BLUE CONSENT
                              REVOCATIONS CARDS TO:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                            New York, New York 10004
                    Stockholders call toll free: 866-297-1267
                       Banks & Brokers call: 212-440-9800
                            Fax number: 212-440-9009

The Company requests that if you deliver your BLUE Consent Revocation Card to the Company instead of Georgeson, that you also deliver a photocopy to Georgeson, so that Georgeson will be aware of all revocations.

If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson Shareholder Communications Inc. in the postage-prepaid envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your revocation is completed, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

You are urged to confirm in writing your instructions to the persons responsible for your account and provide a copy of those instructions to the Company so that the Company will be aware of your instructions and ensure that your instructions are followed.

                              INFORMATION ABOUT US,
                              THE PEOPLE ASKING YOU
                             TO REVOKE YOUR CONSENT

The table below sets forth the names and ages (as of September 3, 2002) of each of Elite's directors, and the other positions and offices presently held by each of the directors within the Company, the period during which each such person has served on the Board of Directors of the Company, and the principal occupations and employment of each such person during the past five years. In each instance in which dates are not provided in connection with a director's business experience, such director has held the position indicated for at least the past five years.

                        DIRECTORS AND EXECUTIVE OFFICERS

The current directors and the executive officers of the Company are:

     Name                             Age        Position
     ----                             ---        --------
     Dr. Atul M. Mehta                53         President, Chief Executive Officer and Director
     Donald S. Pearson                66         Director
     Harmon Aronson                   59         Director
     Eric L. Sichel                   43         Director
     Mark I. Gittelman                42         Chief Financial Officer, Secretary and Treasurer

There are no arrangements between any director or executive officer and any other person, pursuant to which the director or officer is to be selected as such. There is no family relationship between the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Atul M. Mehta, Ph.D., the founder of Elite Laboratories, Inc. ("ELI"), has been a director of ELI since its inception in 1990 and a director of the Company since 1997. He has been employed as the President of ELI since 1990 and President of the Company since 1997. Prior to that, he was Vice President at Nortec Development Associates, a company specializing in the development of food, pharmaceutical and chemical specialty products, from 1984 to 1989. From 1981 to 1984, he was associated with Ayerst Laboratories, a division of American Home Products Corporation in the solids formulation section as Group Leader. His responsibilities included development of formulations of ethical drugs for conventional and controlled-release dosage forms for both USA and international markets. He received his B.S. degree in Pharmacy with honors from Shivaii University, Kolhapur, India, and a BS, MS, and a Doctorate of Philosophy in Pharmaceutics from the University of Maryland in 1981. Dr. Mehta is also a director of Elite Research, Ltd., the joint venture between Elite and Elan Corporation. Other than ELI and Elite Research, Ltd., no company with which Dr. Mehta was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Donald S. Pearson, a director since 1999, has been employed since 1997 as the President of Pearson & Associates, Inc., a company that provides consulting services to the pharmaceutical industry. Prior to starting Pearson & Associates, Mr. Pearson served for five years as the Director of Licensing at Elan Pharmaceuticals, and prior to that he was employed by Warner-Lambert for thirty years in various marketing, business development and licensing capacities. Mr. Pearson holds a B.S. in Chemistry from the University of Arkansas and studied steroid chemistry at St. John's University. He has served on the informal advisory board of ELI for several years; other than ELI, no company with which Dr. Pearson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Harmon Aronson, Ph.D., a director since 1999, has been employed since 1997 as the President of Aronson Kaufman Associates, Inc., a New Jersey-based consulting firm that provides manufacturing, FDA regulatory and compliance services to the pharmaceutical and biotechnology companies. Its clients include United States and international firms manufacturing bulk drugs and finished pharmaceutical dosage products who are seeking FDA approval for their products for the US Market. Prior to 1997, Dr. Aronson was employed by Biocraft Laboratories, a leading generic drug manufacturer, most recently in the position of Vice President of Quality Management; prior to that he held the position of Vice President of Non-Antibiotic Operations, where he was responsible for the manufacturing of all the firm's non-antibiotic products. Dr. Aronson holds a Ph.D. in Physics from the University of Chicago. Mr.

Aronson is also a director of Elite Research, Ltd., the joint venture between Elite and Elan Corporation. Other than ELI and Elite Research Ltd., no company with which Dr. Aronson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Eric L. Sichel, M.D., a director since August 2, 2001, is President of Sichel Medical Ventures, Inc., Englewood, NJ, which company provides biotechnology company assessments and investment banking services. Dr. Sichel has been the owner and President of Sichel Medical Ventures, Inc. since 1997. From 1995 through 1996, Dr. Sichel was a senior analyst in the biotechnology field for Alex, Brown & Sons, Inc. of New York, NY. Prior to that, Dr. Sichel was affiliated with Sandoz Pharmaceuticals Corp. of East Hanover, NJ, in various capacities, including associate director of transplantation/immunology. Dr. Sichel is licensed to practice medicine by the State of New York.

Mark I. Gittelman, CPA, the Chief Financial Officer, Secretary and Treasurer of the Company, is the President of Gittelman & Co., P.C., an accounting firm in Clifton, NJ. Prior to forming Gittelman & Co., P.C. in 1984, he worked as a certified public accountant with the international accounting firm of KPMG Peat Marwick, LLP. Mr. Gittelman holds a B.S. in accounting from New York University and a Masters of Science in Taxation from Farleigh Dickinson University. He is a Certified Public Accountant licensed in New Jersey and New York, and is a member of the American Institute of Certified Public Accountants ("AICPA"), the Securities and Exchange Practice Section of the AICPA, and the New Jersey State and New York States Societies of CPAs. Other than ELI, no company with which Mr. Gittelman was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Each director holds office (subject to the Company's By-Laws) until the next annual meeting of stockholders and until such director's successor has been elected and qualified. All executive officers of the Company are serving until the next annual meeting of directors and until their successors have been duly elected and qualified. There are no family relationships between any of the directors and executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the knowledge of the Company, there was no person who, at any time during the fiscal year ended March 31, 2002, was a director, officer, beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, who failed to file on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is a party to an agreement whereby fees are paid to Gittelman & Co., P.C., a company wholly owned by Mark Gittelman, the Company's Chief Financial Officer, Secretary and Treasurer, in consideration for services rendered by Mr. Gittelman in his capacity as Chief Financial Officer and Treasurer. For the fiscal years ended March 31, 2002 and 2001, the fees paid to that company were $91,260 and $82,639, respectively.

COMMITTEES

The Company has an Audit Committee of the Board of Directors. The Company has no other standing committees of the Board of Directors.

AUDIT COMMITTEE

The Audit Committee had one meeting during the fiscal year ended March 31, 2002. The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the Company's proxy statement sent to stockholders in connection with the annual meeting of stockholders held October 11, 2001.

The Company deems the members of its Audit Committee to be independent as independence is defined in Section 121(A) of the American Stock Exchange Listing Standards.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee discussed with the independent auditors of the Company the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented. The Audit Committee discussed with the independent accountant the independent accountant's independence. Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the last fiscal year ended March 31, 2002 as filed with the Securities and Exchange Commission.

The foregoing report of the Audit Committee is made by members of the Audit Committee of the Company: Donald S. Pearson, Harmon Aronson and Eric L. Sichel.

BOARD MEETINGS

The Board of Directors of the Company had three meetings held during the fiscal year ended March 31, 2002. No incumbent director attended fewer than 75% of the aggregate of the meetings of the Board and its Audit Committee during that year.

COMPENSATION OF DIRECTORS

Each non-affiliated director receives $2,000 as compensation for each meeting of the Board of Directors attended.

EXECUTIVE COMPENSATION

The following table provides information on the compensation of Dr. Atul M. Mehta, the chief executive officer of the Company for the last three fiscal years. No other executive officer of the Company received salary and bonus exceeding $100,000 during those periods.

Summary Compensation Table

                                  Annual Compensation         Long Term Compensation
                                  -------------------         ----------------------
     (a)               (b)         (c)        (d)          (e)         (f)          (g)          (h)        (i)
  Name and           Fiscal      Salary      Bonus        Other    Restricted   Securities      LTIP     All other
  principal           Year                               Annual       stock     Underlying     payouts    compen-
  position                                               Compen-     awards      options                  sation
                                                         sation
Atul M.          2001-02        $272,855     $30,000     $83,896       --         50,000         --         --
Mehta            2000-01        $248,050     $45,000     $ 3,040       --        425,000(1)(2)   --         --
President        1999-00        $227,030     $25,000     $ 3,040       --        500,000         --         --
and Chief
Executive Officer

         (1) On December 15, 2000, Dr. Mehta surrendered options for 425,000 shares of the Company's common stock (exercisable at $7.00 per share) and in return received options for 425,000 shares of the Company's common stock exercisable on January 2, 2001 and expiring January 1, 2006. The exercise price is 110% of the opening price of the Company's common stock on January 2, 2001 adjusted upward to the nearest half dollar of $7.00. On January 2, 2001, the stock of the Company opened at $6.25 per share, therefore the exercise price for the stock subject to these options is $7.00 per share.

         (2) By action on February 21, 2002, the Board corrected a clerical error in options for 425,000 shares of common stock of the Company previously granted to Dr. Mehta. This correction did not result in any additional shares being subject to options held by Dr. Mehta, any change in the exercise price or a change in any other material terms.

The Company's fiscal year begins April 1 and ends March 31. The information is provided for each fiscal year beginning April 1.

Other Annual Compensation represents use of a company car and premiums paid by the Company for life insurance on Dr. Mehta's life for the benefit of his wife paid by the Company.

Reported below in this report is the purchase by the Company of options from Dr. Mehta. The purchase price for those options of $80,896 is included above in "Other Annual Compensation."

Option Grants in Last Fiscal Year

During the fiscal year ended March 31, 2002, the Board of the Company authorized issuance to Dr. Mehta of options to acquire 50,000 shares of the common stock of the Company, vesting over a period of five years at the rate of 10,000 shares per year beginning February 21, 2003, exercisable at a price equal to 110% of the closing price of the stock on February 21, 2002 ($8.25 per share).

By action on January 25, 2001, the Board purchased options held by Dr. Mehta for 20,214 shares of the common stock of the Company at a price of $4.00 per share. The options carried an exercise price of $2.00 per share. The then current market price for the stock was in excess of $7.50. Dr. Mehta had intended to exercise the option for these shares and then sell the shares. The purchase price for the option arrived at by the Board took into account the amount which would be necessary to purchase the options and cover taxes payable by Dr. Mehta on the transaction.

Option/SAR Grants Table in Last Fiscal Year

      (a)                  (b)                       (c)                         (d)                  (e)
                       Number of             % of Total Options              Exercise or
     Name             Securities            Granted to Employees             Base Price         Expiration date
                   Underlying Options          in Fiscal Year                  ($/sh)
                       Granted
Atul M. Mehta            50,000                     2.8%                        $8.25               2-20-07

Options for 500,000 shares which were granted to Dr. Mehta during the fiscal year ended March 31, 2000 vest at the rate of 100,000 shares per year on each December 31 beginning December 31, 2001. The options expire on the earlier of
(a) one year after Dr. Mehta ceases to be employed by the Company or to serve as an officer or director of the Company or (b) March 31, 2010. Notwithstanding, the options shall become fully vested and exercisable if Dr. Mehta's employment agreement or his position as an officer and director is terminated by the Company for any reason or if it expires as a result of the Company giving notice of nonrenewal. If the board of directors of the Company votes to approve the acquisition of more than 50% of the stock of the Company by any person or entity, the Company may require Dr. Mehta to exercise or sell the options. In addition to the above stated options, by board action on September 22, 2000, Dr. Mehta was granted a preemptive right to acquire shares of the Company in a sufficient number to maintain his percentage ownership of the shares outstanding. Under this preemptive right, upon issuance by the Company of shares of common stock for any reason, or of securities convertible into common stock upon demand, Dr. Mehta shall be permitted to purchase shares of common stock of the Company sufficient to maintain the greater of his percentage ownership of outstanding common stock of the Company determined on an absolute basis and upon a fully diluted basis as existed prior to the stock issuance. The price which Dr. Mehta shall pay for such stock shall be the lower of (x) the then current market price (discounted 15% if the shares are not registered) or (y) the price to be paid by the party in the transaction triggering the preemptive right. The right shall be exercised and the price shall be paid within 120 days of the issuance of the stock triggering the preemptive right.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

        a                    b               c                        d                             e
                                                        No. of Securities Underlying      Value of Unexercised
                                                             Unexercised Options          In-the-Money Options
                                                                  at FY-End                     at FY-End

                      Shares Acquired      Value                Exercisable/                  Exercisable/
      Name              on Exercise       Realized              Unexercisable                Unexercisable
      ----              -----------       --------              -------------                -------------
Dr. Atul M. Mehta           None            $0                 1,025,000/450,000               $975,000/0

These options and the shares underlying them are unregistered, and their market value is unknown and incalculable. However, the registered common stock of the Company was trading for $3.36 per share as of the close of business on August 30, 2002. It is on this hypothetical value that the figures in column (e) are calculated. These figures may have no relation to the actual value of the unexercised options.

EMPLOYMENT AGREEMENT

The only employment agreement which the Company has with an executive officer is the Amended and Restated Employment Agreement entered into March 31, 2000 and amended on July 18, 2002, between the Company and Dr. Atul M. Mehta (the "Agreement"). The Agreement provides:

o that the Company will employ Dr. Mehta for a period of five years ending December 31, 2005 (unless sooner terminated pursuant to provisions of the Agreement). At the end of the five years, the Agreement will be automatically renewed for an additional five year term with an annual salary to be agreed to, unless either party gives written notice of nonrenewal by December 31, 2004. The Agreement is automatically extended for periods of one year after December 31, 2010 unless either party gives notice of nonrenewal at least one year prior to the date of expiration.

o for an annual salary of $242,000, which amount is to be increased by the board of directors not less than 10% annually beginning January 1, 2001.

o that Dr. Mehta will receive 5% of the net profit of the Company each fiscal year.

o    for an annual bonus in an amount determined by the Board.

o that Dr. Mehta will receive options to purchase Elite common stock at a price of $10.00 per share in a total amount of 500,000 shares, exercisable in increments of 100,000 shares annually beginning December 31, 2000. The options shall be exercisable from the date of vesting until one year after Dr. Mehta ceases to be employed by the Company or to serve as an officer and director of the Company or March 31, 2010, whichever is earlier.

o that the options are exercisable by Dr. Mehta if the Agreement or Dr. Mehta's position as an officer and director is terminated by the Company for any reason or if the Agreement is not renewed by the Company.

o that the Agreement will terminate upon (a) Dr. Mehta's death, (b) election of either party if Dr. Mehta is unable to perform his duties on account of disability for a total period of 120 days or more during any consecutive period of twelve months, (c) by the Company upon "severe cause" and (d) by Dr. Mehta upon the occurrence of certain events.

o that if the Agreement is terminated due to Dr. Mehta's death, his surviving spouse, or his estate if his spouse does not survive, shall receive Dr. Mehta's salary, incentive commissions, benefits and any deferred compensation accrued through the last day of the third calendar month following the month in which termination occurred; in addition, one-half of his salary would be paid for an additional period of three years.

o that if the Agreement is terminated by the Company because of Dr. Mehta's disability or upon "severe cause", Dr. Mehta will receive his salary, incentive commissions, benefits and any deferred compensation through the last day of the calendar month in which the termination occurs.

o that if the Agreement is terminated by Dr. Mehta upon the occurrence of one of the events specified, including a "change in control" as defined, Dr. Mehta will receive all accrued salary, incentive commissions, benefits and any deferred compensation through the later of May 22, 2006 or the third anniversary of such termination. If the Freedman Group is successful in its solicitation, a change-in-control as defined in Dr. Mehta's employment agreement will have occurred and Dr. Mehta will have the right to terminate his employment with the Company and to receive "all accrued salary, incentive commissions, benefits, and any deferred compensation and all salary and commissions payable under Paragraph 4(b) through a period ending upon the later of (i) May 22, 2006 or (ii) the third anniversary of such termination." The salary portion of these payments will be due to Dr. Mehta in a lump sum. Paragraph 4(b) entitles Dr. Mehta to a bonus each year of 5% of the Company's net profit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Shown in the table below is any person (including any "group") known to the Company to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities as of August 5, 2002.

                          Name and Address of                                 Amount and Nature of         Percent
 Title of Class             Beneficial Owner                                  Beneficial Ownership        of Class
 --------------             ----------------                                  --------------------        --------
Common                Dr. Atul M. Mehta, Director/Officer                            2,962,701(1)           26.4%
                      165 Ludlow Avenue                                              Direct and
                      Northvale New Jersey 07647                                      Indirect

Common                Jerome Belson                                                  928,000(2)              9.2%
                      495 Broadway                                                   Direct and
                      New York, NY 10012                                              Indirect

Common                John de Neufville and Mely Rahn, Trustees                      766,100(3)              7.6%
                      Margaret de Neufville Revocable Trusts                         Direct and
                      197 Meister Avenue                                              Indirect
                      North Branch, NJ  08876

Common                Bakul and Dilip Mehta                                           630,000                6.5%
                      P. O. Box 438                                                   Direct
                      Muscat, Sultanate of Oman

Common                Bridge Ventures, Inc.                                          859,470(4)              8.6%
                      1241 Gulf of Mexico Drive                                      Direct and
                      Longboat Key, FL 24228                                          Indirect

                      SMACS Holding Corp.
                      1241 Gulf of Mexico Drive
                      Longboat Key, FL 24228

                      Bridge Ventures, Inc. Employee
                        Pension Plan
                      1241 Gulf of Mexico Drive
                      Longboat Key, FL 24228

                                      -23-

                      Saggi Capital Corp.
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Saggi Capital Corp. Money Purchase Plan
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Saggi Capital Corp. Profit Sharing Plan
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Harris Freedman
                      1241 Gulf of Mexico Drive
                      Longboat Key, FL 24228

                      Sharon Will
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Michael H. Freedman
                      200 East 89th Street, Suite 17A
                      New York, NY 10128


(1) Includes (i) 6,300 shares held by the Amar Mehta Trust; (ii) 6,300 shares held by Dr. and Mrs. Mehta as custodians for Anand Mehta; (iii) 200,000 shares held by Mehta Partners, LP; and (iv) options to purchase 1,475,000 shares of common stock held by Dr. Mehta (including options for 400,000 shares which do not begin vesting until December 31, 2002 and then vest 100,000 shares on that date and 100,000 shares annually thereafter for three years and options for 50,000 shares which begin vesting on December 31, 2002 and then vest 10,000 shares on that date and 10,000 shares annually thereafter for four years).


(2) Includes (i) 35,000 shares held by Maxine Belson, wife of Jerome Belson;
(ii) 50,000 shares by the Jerome Belson Foundation; and (iii) 28,000 shares owned by the Grandchildren of Jerome Belson; and (iv) warrants for 256,000 shares.

(3) Represents (i) 331,000 shares held in trust for the benefit of John P. de Neufville; (ii) 410,000 shares held in trust for David T. de Neufville; and
(iii) options personally held by John P. de Neufville to purchase 25,000 shares.

(4) Based on information contained in a Schedule 13D, as amended, filed by the foregoing persons on August 26, 2002 who have formed a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934. Consists of (a) 2,000 shares of common stock owned by Harris Freedman, (b) 369,970 shares of common stock owned by Bridge Ventures, Inc. (including 85,250 shares of common stock issuable upon exercise of warrants owned by Bridge Ventures, Inc.), (c) 121,000 shares of common stock owned by SMACS Holding Corp. (including 75,000 shares of common stock issuable upon exercise of warrants owned by SMACS Holding Corp.),
(d) 102,200 shares of common stock owned by Bridge Ventures, Inc. Employee Pension Plan (including 10,000 shares of common stock issuable upon exercise of warrants owned by Bridge Ventures, Inc. Employee Pension Plan), (e) 7,500 shares of common stock owned by Sharon Will, (f) 217,500 shares of common stock owned by Saggi Capital Corp. (including 110,000 shares of common stock issuable upon exercise of warrants owned by Saggi Capital Corp.), (g) 7,450 shares of common stock owned by Saggi Capital Corp. Money Purchase Plan, (h) 8,350 shares of common stock owned by Saggi Capital Corp. Profit Sharing Plan, and (i) 23,500 shares of common stock owned by Michael H. Freedman (including 5,000 shares of common stock issuable upon exercise of warrants owned by Michael H. Freedman).

The Company is informed and believes that as of August 30, 2002, Cede & Co. held 6,544,413 shares of the Company's common stock and 1,200,120 Class A Warrants for shares of the common stock of the Company as nominee for Depository Trust Company, 55 Water Street, New York, New York 10004. It is the Company's understanding that Cede & Co. and Depository Trust Company both disclaim any beneficial ownership therein and that such shares are held for the account of numerous other persons, no one of whom is believed to beneficially own five percent or more of the common stock of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

Shown below, as of August 5, 2002, are the shares of the Company beneficially owned by all directors, by the executive officers and by the directors and executive officers of the Company as a group.

                            Name and Address of                          Amount and Nature of             Percent
Title of Class                Beneficial Owner                           Beneficial Ownership             of Class
--------------                ----------------                           --------------------             --------
Common            Dr. Atul M. Mehta, Director/Officer                        2,962,700(1)                 26.4%
                  165 Ludlow Avenue                                          Direct and
                  Northvale NJ 07647                                          Indirect

Common            Donald S. Pearson, Director                                 78,750(2)                    0.8%
                  1305 Peabody Avenue                                          Direct
                  Memphis, TN  38104

Common            Harmon Aronson, Director                                    60,000(3)                    0.6%
                  26 Monterey Drive                                            Direct
                  Wayne, NJ  07470

Common            Eric L. Sichel, Director                                    30,000(4)                    0.3%
                  411 Highview Road                                            Direct
                  Englewood, NJ  07631

Common            Mark I. Gittelman, Chief Financial Officer,                 10,000(5)                    0.1%
                  Treasurer and Secretary                                      Direct
                  300 Colfax Avenue
                  Clifton, NJ  07013

Common            Officers and Directors as a Group                           3,141,450                   27.7%
                                                                             Direct and
                                                                              Indirect


(1) Includes (i) 6,300 shares held by the Amar Mehta Trust; (ii) 6,300 shares held by Dr. and Mrs. Mehta as custodians for Anand Mehta; (iii) 200,000 shares held by Mehta Partners, LP; and (iv) options to purchase 1,475,000 shares of common stock held by Dr. Mehta (including options for 400,000 shares which do not begin vesting until December 31, 2002 and then vest 100,000 shares on that date and 100,000 shares annually thereafter for three years and options for 50,000 shares which do begin vesting until December 31, 2002 and then vest 10,000 shares on that date and 10,000 shares annually thereafter for four years).


(2) Includes options to purchase 60,000 shares. Options for 40,000 shares are vested. The remaining options vest in increments of 10,000 shares each on September 1, 2002 and January 2, 2003.

(3) Comprised of options to purchase 60,000 shares. Options for 40,000 shares are vested. The remaining options vest in increments of 10,000 shares each on September 1, 2002 and January 2, 2003.

(4) Comprised of options to purchase 30,000 shares. Options for 10,000 shares are vested. Options for the remaining shares vest in increments of 10,000 each on August 2, 2003 and August 2, 2004.

(5) Comprised of options to purchase 10,000 shares.

         Information on the stock ownership of these persons was provided to the Company by the persons.

                         COMPARATIVE STOCKHOLDER RETURN

The graph which follows compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock with the cumulative total stockholder return of (1) all United States companies traded on the American Stock Exchange (where the Company's common stock is now traded) and (2) 51 companies traded on the American Stock Exchange which carry the Standard Industrial Classification (SIC) code 283 (Pharmaceuticals). The graph was prepared by the Center for Research in Security Prices at the University of Chicago Graduate School of Business, Chicago, IL.

The stock of the Company was traded on the NASDAQ over-the-counter bulletin board from July 23, 1998 until February 24, 2000. The stock of the Company began trading on the American Stock Exchange on February 24, 2000. The period covered by the comparison begins September 1998 because no trading data was available for the period from July 23, 1998 through August 31, 1998. The Company's fiscal year ends on March 31.

                Comparison of Five--Year Cumulative Total Returns
                              Performance Graph for
                           Elite Pharmaceuticals, Inc.

               Produced on 05/29/2002 including data to 03/28/2002

[THE FOLLOWING DATA APPEARED AS A LINE CHART IN THE PRINTED MATERIAL]

                                                            AMEX
                Elite                 AMEX                  Stocks
                Pharmaceuticals,      Stock Market          (SIC 2830-2839
                Inc.                  (US Companies)        US Companies) Drugs

09/03/1998       100.0                100.0                 100.0
03/31/1999       158.4                117.5                 136.2
03/31/2000      1780.0                166.6                 267.8
03/30/2001       880.0                132.9                 156.3
03/28/2002      1238.4                135.0                 110.1

--------------------------------------------------------------------------------
                                     Legend

Symbol          CRSP Total Returns Index for:           09/1998   03/1999   03/2000   03/2001   03/2002
[Box]           Elite Pharmaceuticals, Inc.             100.0     158.4     1780.0    880.0     1238.4
[Star]          AMEX Stock Market (US Companies)        100.0     117.5      166.6    132.9      135.0
[Triangle]      AMEX Stocks (SIC 2830-2839
                US Companies) Drugs                     100.0     136.2      267.8    156.3      110.1

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to $100.0 on 09/30/1998.
E. Data for Elite Pharmaceuticals, Inc. from 09/1996 to 01/2000 was provided by the client.
--------------------------------------------------------------------------------
Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission.
All rights reserved.
11442/81204067                                                (C) Copyright 2002

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors selects the independent public accounting firm for the Company each year at its annual meeting following the annual meeting of stockholders. Therefore, no accounting firm is being recommended to or selected in connection with this consent revocation solicitation. Miller, Ellin & Co., LLP New York, New York, is the independent public accounting firm for the Company.

AUDIT FEES

The aggregate fees billed for professional services rendered by Miller, Ellin & Co., LLP, the principal accountants of the Company for the most recent fiscal year ended March 31, 2002, for the audit of the Company's annual financial statements for the most recent fiscal year ended March 31, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q filed during that fiscal year were approximately $43,000.

ALL OTHER FEES

No fees were billed for services rendered to the Company by Miller, Ellin & Co., LLP for the most recent fiscal year ended March 31, 2002 other than those services specified in the immediately preceding section.

PRINCIPAL OFFICE.

The Company's principal offices are located at 165 Ludlow Avenue, Northvale, New Jersey 07647, and its telephone number is (201) 750-2646.


                       SOLICITATION OF CONSENT REVOCATIONS

Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. We will not solicit revocations via the Internet, such as Internet chat rooms and/or posting on websites. Solicitation of consent revocations may be made by directors, officers and regular employees of Elite for which they will receive no additional compensation.

Georgeson will receive a fee of $30,000 for its services to Elite in connection with the solicitation of the consent revocations and will receive an additional fee of $20,000 if we are successful in opposing the Freedman Group's solicitation, plus reimbursement for reasonable out-of-pocket expenses. Elite has also agreed to indemnify Georgeson for certain liabilities in connection with this solicitation. Approximately 35 persons will be employed by Georgeson to solicit stockholders.

Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of Elite common stock. Elite will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

The entire cost of soliciting the consent revocations, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by Elite. Elite estimates that total expenditures relating to the Elite Board's solicitation of the consent revocations will be approximately $[________]. Such costs do not include the amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees and officers. The portion of such costs allocable solely to the solicitation of consent revocations to the Freedman Group's Proposals is not readily determinable. To date, approximately $[_____] has been paid by Elite in connection with its solicitation of revocations of consents.

                           ABSENCE OF APPRAISAL RIGHTS

Under Delaware law, you do not have appraisal rights in connection with our solicitation of consent revocations.

                        PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the SEC, each member of the Elite Board and each executive officer of Elite may be deemed to be a "participant" in Elite's solicitation of revocations of consent. In the event each of these persons is deemed a "participant", and without acknowledging that any such person is a "participant", we furnish the following information. The name of each director and executive officer is listed under the Section entitled "Directors and Executive Officers". Except as set forth below, the principal business addresses of each director and executive officer are 165 Ludlow Avenue, Northvale, New Jersey 07647. The principal occupation of each director and executive officer is set forth in this Revocation Statement under the sections entitled "Information About Us, The People Asking You To Revoke Your Consent" and "Directors and Executive Officers", respectively. Information about the present ownership by directors and executive officers and any of their respective "associates" of Elite common stock is set forth under the section entitled "Security Ownership of Management." Information about transactions by each director and executive officer in Elite's common stock during the past two years can be found in such director's or executive officer's filings under Section 16 of the Securities Exchange Act of 1934, as amended, during that period. Information about related party transactions involving directors and executive officers can be found under the sections entitled "Certain Relationships and Related Transactions" and "Employment Agreement". Except as otherwise set forth in this Revocation Statement, none of the directors or executive officers or any of their respective "associates" has any arrangement or understanding with any person with respect to future employment or future transactions with Elite.

                              STOCKHOLDER PROPOSALS

As reported in our proxy statement for last year's Annual Meeting of Stockholders, stockholder proposals must have been received by the Company in writing no later than May 15, 2002 in order for such proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for the 2002 Annual Meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet world wide web site that provides access, without charge, to reports, proxy statements and other information about issuers, like Elite, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You also may obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. These materials are also available from the SEC in person at any one of its public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on its public reference rooms. You may read and copy this information at the following locations of the SEC:

                              Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You can also obtain, without charge, reports, proxy statements and other information, including without limitation, any information we may incorporate by reference herein, about the Company, by contacting: Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, New Jersey 07647, Attn: Corporate Secretary, telephone: (201) 750-2646, facsimile: (201) 750-2755.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of the Company's management and Board of Directors, as well as assumptions made by and information currently available to the Company's management and Board of Directors. Such statements reflect the current views of the Company or the Board of Directors with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.

Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the following: the ability of the Company to execute and manage the Company's growth strategy, the results of the Company's investment spending, the ability to develop new products, the ability to obtain governmental approval of its products, improved financial results, the entrance of new competitors into the marketplace, the ability to attract and retain key customers, the ability to positively modify its revenue mix, variations in quarterly results and the sufficiency of the Company's working capital, and other factors which are described from time to time in the Company's public filings with the Securities and Exchange Commission, news releases and other communications. Also, when Elite uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects" or similar words or expressions, Elite is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

September [__], 2002                     By Order of the Board of Directors

                                         Mark I. Gittelman, Secretary

                                    IMPORTANT

1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson in the postage-paid envelope provided.

2. If you have previously signed and returned a WHITE consent card to the Freedman Group, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE consent card already sent to the Freedman Group by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

3. In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the Freedman Group's Proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark. If the BLUE Consent Revocation Card is signed and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.

4. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. To ensure that your revocation is completed, you should contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be signed representing your shares.

5. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the WHITE consent card. Do not even use the Freedman Group's consent card to indicate your opposition to the Freedman Group's Proposals.

If you have any questions above giving your revocation of consent or require assistance, please call:

                    Georgeson Shareholder Communications Inc.
                    Stockholders call toll free: 866-297-1267
                       Banks & Brokers call: 212-440-9800
                            Fax number: 212-440-9009

                           PLEASE SIGN, DATE AND MAIL
                     YOUR BLUE CONSENT REVOCATION CARD TODAY

                       (SEE REVERSE SIDE FOR INSTRUCTIONS)



                         PLEASE DETACH CONSENT CARD HERE


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS OF ELITE UNANIMOUSLY RECOMMENDS THAT YOU VOTE "REVOKE CONSENT" ON EACH PROPOSAL SET FORTH BELOW. Please sign, date and mail this consent revocation card today.

1. Removal of three present members of the Elite Board without cause, Donald S. Pearson, Harmon Aronson and Eric L. Sichel and any other person or persons elected to the Elite Board to fill any vacancy arising since the last annual meeting of stockholders or any newly created directorships.

REVOKE CONSENT
DO NOT REVOKE CONSENT

INSTRUCTIONS: To revoke consent or withhold revocation of consent to the removal of all the persons named in the above proposal, check the appropriate box. If you wish to revoke the consent to the removal of certain of the persons named above, but not all of them, check the "Revoke Consent" box and write the name of each such person as to whom you do not wish to revoke consent (i.e., the persons you want removed) in the following space:


2. Election of the Freedman Group's slate, Harris Freedman, Sharon Will and Michael H. Freedman, to the Board of Directors to fill the newly created vacancies on the Board, and to serve until their respective successors are duly elected and qualify.

REVOKE CONSENT
DO NOT REVOKE CONSENT

INSTRUCTIONS: To revoke consent or withhold revocation of consent to the election of all the persons named in the above proposal, check the appropriate box. If you wish to revoke the consent to the election of certain of the persons named above, but not all of them, check the "Revoke Consent" box and write the name of each such person as to whom you do not wish to revoke consent (i.e., the persons you want elected) in the following space:


IF YOU DO NOT MARK ANY BOX FOR ANY ONE OR MORE OF THE FOREGOING PROPOSALS AND YOU SIGN AND RETURN THIS CARD, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SIGNED CONSENT TO ANY PROPOSAL YOU DID NOT MARK. IF THE BLUE CONSENT REVOCATION CARD IS SIGNED AND RETURNED, ANY PREVIOUSLY EXECUTED CONSENT WILL BE REVOKED UNLESS THE "DO NOT REVOKE CONSENT" BOX IS MARKED.
Dated:                                                   ,2002
      ---------------------------------------------------

      --------------------------------------------------------------

Signature

--------------------------------------------------------------------

Signature if held jointly

--------------------------------------------------------------------

Title of Authority

Please sign exactly as your name appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. Please sign, date and mail this Consent Revocation Card promptly in the enclosed postage-paid envelope.


INSTRUCTIONS

1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson Shareholder in the postage-paid envelope provided.

2. If you have previously signed and returned a WHITE consent card to the Freedman Group, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE consent card already sent to the Freedman Group by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

3. In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the Freedman Group's Proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark. If the BLUE Consent Revocation Card is signed and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.

4. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your revocation is completed, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

5. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the WHITE consent card. Do not even use the Freedman Group's consent card to indicate your opposition to the Freedman Group's Proposals. If you have any questions about revoking your consent or require assistance, please call:

Georgeson Shareholder Communications Inc.
17 State Street
New York, NY 10004
Call Toll-Free: 1-866-297-1267
Banks and Brokerage firms call collect: 212-440-9800


                         PLEASE DETACH CONSENT CARD HERE


                           ELITE PHARMACEUTICALS, INC.

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELITE PHARMACEUTICALS, INC. ("ELITE") IN OPPOSITION TO THE CONSENT SOLICITATION BY HARRIS FREEDMAN, BRIDGE VENTURES, INC., BRIDGE VENTURES, INC. EMPLOYEE PENSION PLAN, SMACS HOLDING CORP., SHARON WILL, SAGGI CAPITAL CORP., SAGGI CAPITAL CORP. MONEY PURCHASE PLAN, SAGGI CAPITAL CORP. PROFIT SHARING PLAN AND MICHAEL H. FREEDMAN (THE "FREEDMAN GROUP").

IF NO DIRECTION IS MADE WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, OR IF YOU MARK THE "REVOKE CONSENT" BOX WITH RESPECT TO ONE OR MORE OF THE

FOREGOING PROPOSALS, THIS REVOCATION OF CONSENT WILL REVOKE ALL PREVIOUSLY EXECUTED CONSENTS WITH RESPECT TO SUCH PROPOSALS.

The undersigned, a holder of shares of common stock, par value $0.01 per share, of Elite, is acting with respect to all the shares of common stock of Elite held by the undersigned, and hereby revokes any and all consents that the undersigned may have given in respect of the following proposals submitted by the Freedman Group as indicated on the reverse side hereof.